SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                                    Castelle
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   147905-10-3
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 147905-10-3                                          Page 2 of 4 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Scott C. McDonald
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
    NUMBER              244,083 (1)
      OF          --------------------------------------------------------------
    SHARES        6     SHARED VOTING POWER
 BENEFICIALLY
     OWNED              0
      BY          --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
   REPORTING
    PERSON              244,083 (1)
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      244,083 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                     |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------
(1) Includes 73,784 shares issuable upon the exercise of stock options that are exercisable within 60 days of December 31, 2003.

                                  SCHEDULE 13G

CUSIP No. 147905-10-3                                          Page 3 of 4 Pages

Item 1.

            (a)   Name of Issuer: Castelle

            (b)   Address of Issuer's Principal Executive Offices:

                  855 Jarvis Drive, Suite 100
                  Morgan Hill, CA 95037

Item 2.

            (a)   Name of Person Filing: Scott C. McDonald

            (b)   Address of Principal Business Office:

                  855 Jarvis Drive, Suite 100
                  Morgan Hill, CA 95037

            (c)   Citizenship: USA

            (d)   Title of Class of Securities: Common Stock

            (e)   CUSIP Number: 147905-10-3

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            NOT APPLICABLE.

Item 4.     Ownership.

            (a)   Amount beneficially owned: 244,083 *

            (b)   Percent of class: 7.0%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:
                        244,083 *

                  (ii)  Shared power to vote or to direct the vote:
                        0

                  (iii) Sole power to dispose or to direct the disposition of:
                        244,083 *

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

            * Includes 73,784 shares issuable upon the exercise of stock options that are exercisable within 60 days of December 31, 2003.

                                  SCHEDULE 13G

CUSIP No. 147905-10-3                                          Page 4 of 4 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

            NOT APPLICABLE.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            NOT APPLICABLE.

Item 8.     Identification and Classification of Members of the Group.

            NOT APPLICABLE.

Item 9.     Notice of Dissolution of Group.

            NOT APPLICABLE.

Item 10.    Certifications.

            NOT APPLICABLE

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February __, 2004                       By:
                                                  ------------------------------
                                                  Scott C. McDonald